    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 1997


                                                           REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                             SECURITIES ACT OF 1933

                            Harvard Scientific Corp.
                         -------------------------------
                 (Name of Small Business Issuer in Its Charter)

Nevada                           2834                  226455
(State or Other      (Primary Standard                 (I.R.S. Employer
Jurisdiction of      Industrial Classification         Identification No.)
Incorporation or     Code Number)
Organization)

       100 North Arlington, Suite 23-P, Reno, Nevada 89501 (702) 796-1173
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

       100 North Arlington, Suite 23-P, Reno, Nevada 89501 (702) 796-1173 (ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)
                       Don A. Steffens, CEO and President
                         100 North Arlington, Suite 23-P
                               Reno, Nevada 89501
                                 (702) 796-1173
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                  With copy to:

                              David R. Baker, Esq.
                           230 Park Avenue, Suite 640
                          New York, New York 10169-0639

      Approximate Date of Proposed Sale to the Public: From time-to-time after the Registration Statement becomes effective.


                         CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------
 Title of Each                     Proposed        Proposed
    Class of      Amount To Be      Maximum         Maximum        Amount of
 Securities To   Registered (1) Offering Price     Aggregate     Registration
 Be Registered                   Per Unit (2)   Offering Price        Fee
--------------------------------------------------------------------------------
  Common Stock      400,000        $1.266(3)       $506,400         $153.45
================================================================================

1) Based upon the issuance of all shares of Common Stock subject to the Agreement referred to in this Registration Statement.

2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.

3) The average of the closing bid ($1.25) and asked ($1.281) prices of the Common Stock of the Registrant on October 31, 1997 on the OTC Electronic Bulletin Board was $1.266 per share.

                                EXPLANATORY NOTE




      The documents containing the information specified in Part I of Form S-8 will be sent or given to I. W. Miller & Co. to which this Registration Statement relates, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended, and are not filed as part of this Registration Statement. The reoffer prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and may be used in connection with offers for resale of certain shares of Common Stock acquired by the Selling Stockholder (as defined therein) through participation in such plan.

                                   PROSPECTUS


                            HARVARD SCIENTIFIC CORP.


                                  COMMON STOCK



            This prospectus relates to 400,000 shares (the "Shares") of the Common Stock par value $.001 per share of Harvard Scientific Corp. (the "Company") which may be offered from time to time by I. W. Miller & Co. (the "Selling Stockholder") who may acquire up to 400,000 shares pursuant to an agreement dated September 18, 1997 with the Company for consulting and advisory services (the "Agreement").

      Shares covered by this Prospectus may be offered and sold from time to time by the Selling Stockholder through brokers on the system of the National Association of Securities Dealers, Inc., known as the OTC Electronic Bulletin Board under the symbol "HVSF" or otherwise at the prices prevailing at the time of such sales. No specified brokers or dealers have been designated by the Selling Stockholder and no agreement has been entered into in respect of brokerage commissions or for the exclusive or coordinated sale of any securities which may be offered pursuant to this Prospectus. The net proceeds to the Selling Stockholder will be the proceeds received by them upon such sales, less brokerage commissions, if any. The Company will pay all expenses of preparing and reproducing this Prospectus, but will not receive any of the proceeds from sales by the Selling Stockholder.





THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                THE DATE OF THIS PROSPECTUS IS NOVEMBER 4 , 1997

      No person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offer contained herein and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer of any securities other than the Common Stock that may be offered hereby or an offer of the Common Stock to any person in any jurisdiction where such offer would be unlawful. The delivery of this Prospectus or any sale made through its use at any time does not imply that the information herein is correct as of any time subsequent to its date.



                              AVAILABLE INFORMATION



      The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on form S-8 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, covering the Common Stock being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to in the Registration Statement are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

      The Company is subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Periodic reports, proxy and information statements and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, N.Y. 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the commission at http.11www.sec.sou.



                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


        The following documents, each of which has been previously filed by the Company with the Commission, are incorporated herein by reference: (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, as amended by Form 10-KSB/A filed on July 29, 1997 and Form 10-KSB40/A filed on August 12, 1997; (b) the Company's Quarterly Report on Form 10-QSB for the fiscal quarters ended March 31 filed on May 23, 1997 (as amended by Form 10-QSB/A filed on July 22, 1997 and Form 10-QSB/A filed on August 12, 1997 and Form 10-QSB/A filed on August 14, 1997) and June 30, 1997 filed on August 22, 1997; the Company's current Report on Form 8-K, filed on July 3, 1997 as amended by Form 8-K/a filed on July 28 and the Company's Current Report on Form 8-K filed on October 31, 1997; and (c) the description of the Company's
Common Stock contained in the Company's Registration Statement on Form SB-2, filed on April 21, 1997, as amended by SB-2 Amendment #1 filed on June 25, 1997, SB-2 Amendment #2 filed on July 18, 1997, SB-2 Amendment #3 filed on August 12, 1997, and SB-2 Amendment #4 filed on August 14, 1997 and effective on that date.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of any Common Stock shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom a Prospectus is delivered upon written or oral request of such person, a copy of any documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Requests for such copies should be directed to Harvard Scientific corp., Attention: Don A. Steffens, CEO and President, 100 North Arlington, Suite 23-P, Reno, Nevada or call (702) 796-1173.



                                   THE COMPANY


      The Company, a Nevada corporation, is controlled by Bio-Sphere Technologies, Inc. ("BTI"), and BTI's controlling shareholder, Dr. Jackie R. See. BTI is a bio-pharmaceutical company in the development stage currently working on a therapeutic treatment for male erectile dysfunction.

      The Company was incorporated under the laws of the State of Nevada on January 13, 1987 with the name of Witch Doctor Bones, Inc. On August 12, 1987, the Company qualified a public offering under Rule 504 of Regulation D of the Securities Act of 1933, as amended, with the Secretary of State of Nevada. On June 17, 1988, the Company changed its name to Careyward, Inc. and authorized a forward split of ten (10) shares for one (1).

      On October 18, 1993, the company acquired Grant City Corporation by a merger. As a result thereof, 50,000 shares were issued which carried two classes of warrants. Class A warrants entitled the holder to purchase stock at $8.00 per share and the Class B warrants entitled the holder to purchase stock for $10.00 per share. The warrants could only be exercised if a registration statement was in effect filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. No such filing has been made by the Company. Both classes of warrants have been redeemed by the Company at $0.001 per warrant with twenty (20) days written notice. Thus, the warrants have been cancelled.

      On January 6, 1994, the Company entered into an Asset Purchase Agreement with Bio-Sphere Technologies, Inc. ("BTI") whereby the company acquired intellectual property rights relating to prostaglandin microsphere delivery in exchange for 2,856,000 shares of the Company's Common Stock. As a result of this transaction, the Company became a subsidiary of BTI.

      On January 18, 1994, the name of the Company was changed to The Male Edge, Inc. On May 10, 1994, the name of the Company was changed to Harvard Scientific Corp.

      As of October 30, 1997, BTI owned approximately 28.03% of the Company's outstanding shares. Eighteen million of BTI's shares or 45% are owned by Dr. Jackie R. See, who is also a Director of the Company. Dr. See also has potential voting rights on a further 2,000,000 BTI shares. Dr. See may be considered a promoter of the Company.

      In March 1997, pursuant to a private placement, the Company (a) sold to one investor $5,000,000 principal amount of 6% convertible Debentures (the "Debentures") and (b) received a commitment from that investor, subject to various conditions, to purchase additional Debentures in the aggregate principal amount of up to $10,000,000 in two tranches of $5,000,000 each. The investor may convert the Debentures into Common Stock (the "Conversion Shares"), and the Company has the right to require such conversion. As of October 30, 1997, the investor had exercised its conversion rights as to $1,750,000 principal amount of Debentures plus $44,085.00 accrued interest, receiving 1,850,625 shares of Common Stock therefor.

      The Company's executive offices are located at 100 North Arlington, Suite 23-P, Reno, Nevada 89501 and its telephone number is (702) 796-1173.


                            SUPPLEMENTAL INFORMATION


FINANCIAL SUMMARY

      The following summary of consolidated financial information has been prepared based on the Company's unaudited consolidated financial statements prepared as of June 30, 1997.

        For the six months ended June 30, 1997, the Company had income and expenses of ($1,324,742) or (.37) per share as compared to ($1,612) or (0.05) per share for the six months ended for June 30, 1996. The net loss for the six months ended June 30, 1997 was ($4,407,102) as compared to ($396,252) the comparable period last year.

RISK FACTORS


      An investment in the securities offered hereby involves a high degree of risk, including, but not necessarily limited to, the risk factors described below, and should be considered only by those investors who can afford the risk of loss of their entire investment. In addition to other information in this Prospectus, each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company before making an investment decision. Moreover, prospective investors are cautioned that the statements in this Prospectus that are not descriptions of historical facts may be forward looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition" as well as those discussed elsewhere in this Prospectus.


LIMITED OPERATING HISTORY AND REVENUES; SIGNIFICANT AND CONTINUING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

      The Company is a development-stage company. Since inception, the Company has been engaged primarily in the development of PaGE(1) and only commenced limited use of PaGE(1) in clinical trials in 1996. Accordingly, the Company has limited operating history upon which an evaluation of its performance and prospects can be based.

      The likelihood of the success of the Company must be considered in light of the risks, problems, expenses, difficulties and complications frequently encountered in connection with the shift from development to commercialization of new products based on innovative technologies. It should be noted that, during the period from January 1994 to February 1995, the Company also investigated, acquired, tested, and ultimately abandoned technology related to whole blood rapid testing for viruses, particularly the HIV. The decision to abandon this technology was based on poor pre-marketing results.

      Since inception, the Company has generated limited revenues and incurred significant losses, including losses of $2,438,944, $676,455 and $489,664 for the fiscal years ended December 31, 1996, 1995 and 1994, respectively, and $4,407,102 and $396,252 for the six-month periods ended June 30, 1997 and 1996, respectively. Losses are continuing through the date of this Prospectus and the Company anticipates that it will continue to incur such losses until such time, if ever, as the Company generates sufficient levels of revenues from product sales to offset its operating costs. The Company believes that generation of such revenues is dependent upon, among other things, the Company's ability to obtain FDA approval. There can be no assurance the Company will be able to operate profitably or be commercially successful.


SIGNIFICANT CAPITAL REQUIREMENTS; AUDITORS' GOING CONCERN REPORT; DEPENDENCE ON OFFERING PROCEEDS; POSSIBLE ISSUANCE OF ADDITIONAL SECURITIES; FUTURE DILUTION

      The Company's capital requirements have been and will continue to be significant, and the Company currently has very limited cash flow from operations. As a result, the Company has been dependent on equity and debt financings. The Independent Auditor's Report accompanying the Company's financial statements for the years ended December 31, 1996, 1995 and 1994 states that, in light of the recurring losses suffered by the Company, its continued existence depends upon its ability to resolve its liquidity problems.

      Based on the Company's operating plan, internal forecasts and assumptions (which include: successful conclusion of clinical trials, rapid acceptance of product due to ease and comfort of administration, price parity with competitor products and continued growth of erectile dysfunction market niche as more patients become aware of therapy for the problem) management believes that the proceeds from the private placement of 6% Convertible Debentures in the aggregate principal amount of $5,000,000 and in an additional principal amount of $10,000,000 that has been committed (subject to the fulfillment of specified conditions, one of which, a minimum trading price of the common stock of $3.50 a share is not currently met) and anticipated cash flow from operations and other sources will be sufficient to meet the Company's anticipated cash needs and finance its plans for growth. In the event that the Company's plans change, its assumptions change or prove inaccurate, its revenues are less than anticipated, the commitment to purchase the additional $10,000,000 principal amount of 6% Convertible Debenture or its further financing otherwise prove insufficient to fund operations, the Company may be required to seek additional financing. No assurance can be given that the Company will be successful in obtaining such additional financing, or if obtained, that such financing will be on terms favorable to the Company. Any inability to obtain additional financing when needed and on acceptable terms could have a material adverse effect upon the Company's operations, including the possibility of requiring the Company to curtail or cease its operations. Any additional equity financing may involve substantial dilution to the Company's then existing shareholders. Management cannot predict the timing that the holder of the Debentures will use in converting the Debentures, the maximum number of conversion shares that would be issued or the timing of the sale of the shares and the effect upon the market price of the shares of such sales.


DEPENDENCE UPON SALES OF PRINCIPAL PRODUCT; LIMITED CUSTOMER BASE

      The Company's future performance will depend, almost entirely, on the successful development, introduction and customer acceptance of the Company's principal product, PaGE(1). To date, substantially all of the Company's revenues have been generated by the distribution of PaGE(1) for use in clinical trials overseas. The Company anticipates that, once FDA approval is obtained, substantially all of its revenues for the foreseeable future will be generated by sales of PaGE(1), both overseas and in the U.S. Although early clinical data regarding the product suggests good probable efficacy, new product development is highly uncertain and unanticipated developments, clinical and regulatory delays, adverse or unexpected side effects or inadequate therapeutic efficacy could slow or prevent the commercialization of PaGE(1). There can be no assurance that the Company will not experience these or other difficulties that could delay or prevent the commercialization of PaGE(1). Furthermore, no assurance can be given that, if commercialization is commenced, PaGE(1) will meet with market acceptance. The inability to successfully commercialize PaGE(1), for any reason, would have a material adverse effect on the Company's financial condition, prospects, and ability to continue operations.


GOVERNMENT REGULATION; UNCERTAINTY OF REGULATORY APPROVAL; UNCERTAINTY OF PRODUCT DEVELOPMENT

      The Company is subject to various FDA regulations which govern or influence the research, testing, manufacture, safety, labeling, storage, recordkeeping and advertising and promotion of pharmaceutical products, biologics, and medical devices. Outside the United States the Company is subject in most cases to similar regulation. The Company believes it is in substantial compliance with all FDA and other material federal and state laws and regulations. There can be no assurance, however, that the Company will be able, for financial and other reasons, to comply with applicable laws, rules and regulations. Failure or delay by the Company to comply with applicable regulatory requirements could subject the Company to civil remedies, including fines, suspensions, delays of approvals, injunctions, recalls or seizures of products, operating restrictions, as well as potential criminal sanctions, which could have a material adverse effect on the Company.

      The Company's research, development, clinical trials, manufacturing and marketing of PaGE(1) are subject to extensive, rigorous and frequently changing regulatory review process by the FDA and other regulatory agencies in the U.S. and various foreign countries. The process of obtaining and maintaining required regulatory approvals is lengthy, expensive and uncertain. FDA procedures for approval of pharmaceuticals and biologics involve clinical testing which occurs in three phases to demonstrate the safety and efficacy of the product.

      The Company expects that certain aspects of PaGE(1) also may be regulated by the FDA as Class III devices. Preclinical evaluations of Class III devices are similar to those of pharmaceuticals and biologics, with additional emphasis on implant persistence, implant sensitization, and carrier characterization and specifications.

      There can be no assurance that FDA or other regulatory clearance in the United States and elsewhere will not take longer than currently anticipated because of delays, problems or unforeseen safety difficulties. Failure to obtain FDA approval would prevent the Company from marketing PaGE(1) in the U.S., which would have a material adverse effect on the Company's business, financial condition and results of operations, and failure to obtain approval in key markets outside the United States would also have a material adverse effect. Even if regulatory approval is obtained, a marketed pharmaceutical product and its manufacturer are subject to continuing regulatory review, and discovery of previously unknown problems or amendments to existing statutes or regulations or the adoption of new statutes or regulations could result in restrictions on such product or manufacturer, including withdrawal of the product from the market. In addition, the FDA requires submission of a pre-market approval ("PMA") notification for any change or modification to a previously marketed product that significantly affects safety or effectiveness. If the Company develops a different delivery device for PaGE(1), this device would be subject to FDA review procedures prior to release for marketing.


DEPENDENCE ON THIRD-PARTY RESEARCH

      The Company intends to use a significant portion of the proceeds of the Debentures to conduct research and clinical studies, primarily for the purpose of obtaining FDA approval for the marketing of PaGE(1) in the U.S. The Company has to date conducted only Phase I trials with respect to PaGE(1). These trials were conducted by two private, practicing urologists in Las Vegas, Nevada. The Company plans to continue to utilize third parties to conduct the necessary clinical trials. Several Clinical Research Organizations ("CRO"s) have submitted bids for the clinical trials. These are under review and a suitable CRO will be selected shortly. Therefore, the Company will be substantially dependent upon third-party researchers and others, over whom the Company will not have absolute control, to satisfactorily complete scientific studies performed on behalf of the Company. There can be no assurance that third parties will be able to carry out these studies in the proper manner, within the time frame, and within the cost estimates currently relied upon by management. In the event that the studies were carried out incorrectly or improperly, or were not completed within the time frame currently contemplated, or exceeded current cost parameters, the Company's business could be materially adversely affected.


LACK OF MANUFACTURING EXPERIENCE AND CAPABILITIES; DEPENDENCE ON THIRD-PARTY MANUFACTURING AND SUPPLIERS

      The Company does not own or lease any manufacturing facilities, does not manufacture the product or any of its ingredients, and purchases all ingredients from unaffiliated suppliers, including FDA validated suppliers of the active ingredient, PaGE-1. The Company has identified at least two sources as contract manufacturers for its product. The product under development by the Company has never been manufactured on a commercial scale and there can be no assurance that such a product can be manufactured at a cost or in quantity to make it commercially viable. The Company does not now have any contracts with manufacturers, although it is in the process of negotiating such contracts. Although the Company believes that there are adequate suppliers and manufacturers sufficient to satisfy the Company's requirements, the terms on which suppliers and manufacturers will be available could have a material effect on the success of the Company.


LIMITED SALES, MARKETING AND DISTRIBUTION EXPERIENCE; DEPENDENCE UPON THIRD PARTY MARKETING EFFORTS

      The Company has limited marketing experience and limited financial, personnel and other resources to independently undertake extensive marketing activities. The Company's prospects will be significantly affected by its ability to develop and maintain a network of distributors. Although the Company had entered into four separate marketing agreements, all contracts have been terminated. Moreover, the Company has generated only $181,000 in revenues from the distribution agreements, primarily due to the fact that the product has not yet received regulatory approval. These revenues were derived from reimbursement of production costs of clinical materials supplied to a distributor for use in clinical trials. To the extent that the Company enters into third-party marketing and distribution arrangements, it is dependent on the marketing efforts of such third parties and upon their provision of installation and support services and the vagaries of changes in market conditions. While the Company believes that any third parties with which it enters into marketing arrangements will have an economic motivation to commercialize the Company's products, the time and resources devoted to these activities will be controlled by such entities and not by the Company. There can be no assurance that the Company will be able, for financial or other reasons, to finalize any third-party marketing arrangements or that such arrangements, if finalized, will result in successful commercialization of the product.


COMPETITION; NO ASSURANCE OF MARKET FOR PRINCIPAL PRODUCT

      The market for treatment of male erectile dysfunction is emerging and evolving and is characterized by an increasing number of entrants. Although the Company is not aware of any other product that delivers prostaglandin in a locally applied intra-meatal formulation, several other companies offer products designed to treat male erectile dysfunction. The competition is both direct (i.e., companies that produce prostaglandin using alternative delivery mechanisms) and indirect (i.e., companies that produce penile implants, vacuum constriction devices, and other alternative treatments). Prostaglandin is already FDA-approved for the treatment of male erectile dysfunction in an injectable formulation by Pharmacia/Upjohn and in a formulation using intra-urethral insertion of a prostaglandin-containing pellet by Vivus. Other companies, such as Pfizer and Zonagen, are currently developing tablet formulations, and Macrochem is working on a topical solution.

      There can be no assurance that additional technologies or products which are functionally similar to those of the Company are not currently under development or that other companies with the expertise or resources that would encourage them to attempt to develop or market competing products will not develop new products directly competitive with PaGE(1) or that the Company can complete clinical testing of PaGE(1), obtain regulatory approvals and commence commercial-scale manufacturing in a timely manner to be competitively effective. Some of the Company's competitors and potential competitors have well-established reputations for success in the development, sale and service of medical equipment and have substantially greater financial, technical, personnel and other resources than the Company, enabling them to undertake clinical testing of products, obtain regulatory approvals and manufacture and market pharmaceutical products in response to competitors seeking to market new products and enter into new markets. There can be no assurance that the Company will be able to compete successfully, that competitors will not develop technologies or products that render the Company's product obsolete or less marketable, or that the Company will be able to successfully enhance its existing product or develop or acquire new products or produce them at competitive prices.

      The commercial success of PaGE(1) will require acceptance by urologists, family practitioners with a significant elderly male clientele, and medical doctors practicing as sex therapists and the medical community as a whole. Such acceptance will depend in large part on the results of clinical trials and the conclusion by these physicians that PaGE(1) is a safe, cost-effective and acceptable method of treatment. There can be no assurance that physicians will be sufficiently encouraged by the results of the clinical trials to decide to use the product. They may elect to use other treatment methods and procedures which they believe to be more efficient or to have advantages over PaGE(1). Accordingly, achieving market acceptance for PaGE(1) will require substantial marketing efforts and expenditure of significant funds to educate doctors, pharmacists, and the public about what the Company believes are the advantages and benefits of PaGE(1). The majority of such marketing expenses are expected to be borne by the distributors. However, the company expects to expend over $3 million over the first few years of launch in supportive activities. There can be no assurance that such efforts will result in significant initial or continued market acceptance for PaGE(1). In addition, PaGE(1), being a complex pharmaceutical product, may contain a number of side effects or other problems that become apparent subsequent to widespread commercial use. Remedying such problems could delay the Company's plans and cause it to incur additional costs that would have a material adverse effect on the Company.


DEPENDENCE ON THIRD-PARTY REIMBURSEMENT

      Successful commercialization of PaGE(1) may depend in part upon the availability of reimbursement for the cost of related treatment from third-party healthcare providers, principally Medicare, Medicaid and private health insurance plans, including health maintenance organizations. To the extent reimbursement is not provided or is limited, patients will have to pay for the PaGE(1) out of their own pockets. Third-party payers are increasingly challenging the price of medical products and services, which have had and could continue to have a significant effect on the purchasing patterns of many healthcare providers.

      In markets other than the United States, reimbursement is obtained from a variety of sources, including governmental authorities, private health insurance plans and labor unions. In most foreign countries, there are also private insurance systems that may offer payments for alternative therapies. Although not as prevalent as in the U.S., health maintenance organizations are emerging in some European countries. Accordingly, the Company may need to seek reimbursement approvals in such other countries, although there can be no assurance that any such approvals will be obtained in a timely manner or at all. Failure to receive reimbursement approvals in such other countries could have an adverse effect on market acceptance of the Company's product in those international markets in which such approvals are sought.

      The Company believes that reimbursement will be subject of increased restrictions in the future in the U.S. and foreign markets. The overall escalating cost of medical products and services has led to and will likely continue to lead to increased pressures on the health care industry to reduce the costs of products and services, potentially including products offered by the Company. Significant uncertainty generally exists as to the reimbursement status of newly approved healthcare products. Failure to receive adequate levels of reimbursement for the use of prostaglandin in general, and PaGE(1) in particular, could have a material adverse effect on the Company's business, financial condition and results of operations.


UNCERTAINTY OF PATENT PROTECTION; UNCERTAINTY OF PROTECTION OF PROPRIETARY TECHNOLOGY

      The strength of the Company's patent position may play an important role in its long-term success. The Company is the assignee of Patent Application No. 08/573408, filed December 15, 1995, for an invention "PaGE-1 Containing Lyophilized Liposomes For Use In The Treatment of Erectile Dysfunction." On August 14, 1997 the Patent Office notified the Company's patent counsel that it has allowed all claims of its patent application for issuance. However, there can be no assurance such patent or patents will be effective to protect the Company's product from duplication by others. In addition, there can be no assurance that the Company will be able to afford the expense of any litigation which may be necessary to enforce its rights under any patent. Moreover, although the Company believes that its product does not and will not infringe upon the patents or violate the proprietary rights of others, it is possible that such infringement or violation has or may occur. In the event that the Company's product is determined to infringe upon the patents or proprietary rights of others, the Company could be required to modify its product or obtain a license for the manufacture and/or sale of the product, or could be prohibited from selling the product. There can be no assurance that, in such an event, the Company would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon the Company. Furthermore, there can be no assurance that the Company will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. In addition, if the Company's product is deemed to infringe upon the patents or proprietary rights of others, the Company could, under certain circumstances, become liable for damages, which could also have a material adverse effect on the Company.

      The Company also relies substantially upon its proprietary technologies, utilizing non-disclosure agreements with its employees, consultants and customers to establish and protect the ideas, concepts and documentation of its proprietary technology and know-how. Such methods, however, may not afford complete protection, and there can be no assurance that third parties will not independently develop such know-how or obtain access to the Company's know-how, ideas, concepts and documentation, which could have a material adverse effect on the Company.


POTENTIAL PRODUCT LIABILITY EXPOSURE AND INSURANCE EXPENSE

      Upon the commencement of commercial production, the Company's business will expose it to an inherent risk of potential product liability claims, including claims for serious bodily injury or death, which could lead to substantial damage awards. The Company currently maintains product liability insurance in the amount of $1,000,000, with a maximum payout of $3,000,000, which is the standard insurance coverage for the biopharmaceutical industry. The Company will seek to increase the level of such insurance as its products are commercialized. There can be no assurance, however, that the Company will be able to maintain or increase its insurance on acceptable terms or at reasonable costs, or that such insurance will provide the Company with adequate coverage against potential liabilities. A successful claim brought against the Company in excess of, or outside of, its insurance coverage could have a material adverse effect on the Company's results of operations and financial condition. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect on the Company's ability to obtain physician endorsement of its products or expand its business.


RELIANCE ON INTERNATIONAL SALES; CURRENCY EXCHANGE RISKS ASSOCIATED WITH INTERNATIONAL SALES

     The Company anticipates marketing PaGE(1) internationally, as well as in the U.S. To the extent the Company is able to market its product in foreign countries, the Company will become subject to the risks associated with international sales, including, but not limited to, health and welfare regulatory controls imposed by foreign governments, shipping delays, customs duties, export quotas and other trade restrictions, increased collection risks and international political, regulatory and economic developments, and exchange risks, any one of which could have an adverse effect on the Company's operating results.


DEPENDENCE ON KEY PERSONNEL

      The Company is dependent on the efforts and abilities of Jackie R. See, M.D., its founder and Director; and of Don A. Steffens, its Chief Executive Officer, President and Director. Unforeseen circumstances could cause one or more of these individuals to be unable to render his or their services to the Company. The loss of the services of any such officers or other key personnel could have a material adverse effect on the Company's operations.

      In addition, to date, the Company has relied extensively on the services of management and technical staff from its parent company, BTI. This technical and management assistance has been provided as part of the consideration for the issuance of the Company's stock, but there is no specific agreement between the Company and BTI in this regard. There can be no assurance that BTI will continue to provide such technical and management assistance, or if provided, on terms acceptable to the Company, which if not provided could have a material adverse effect on the Company's operations. To the extent that the services of key personnel become unavailable, the Company will be required to retain other qualified persons, for whose services the Company will be in competition with other employers, many of which have significantly greater resources than the Company. There can be no assurance that the Company will be able to hire or retain such other qualified persons.


LACK OF BUSINESS INTERRUPTION INSURANCE

      The Company does not currently maintain business interruption insurance coverage. The Company is a development stage concern at this time. It relies on a few key employees to direct and administrate the activities of the Company. The Company outsources most aspects of its operations, except administration. There can be no assurance that the Company will be able to either obtain cost-effective insurance, diversify its outsourced functions, or maintain a core group of effective personnel sufficiently adequate to protect the Company's financial condition.


BARRIERS TO TAKEOVER

      The Company's Certificate of Incorporation and By-Laws contain certain provisions which may deter, discourage, or make more difficult the assumption of control of the Company by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. These provisions include an unusually large number of authorized shares (100,000,000) and the prohibition of cumulative voting. The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some stockholders might view to be in their best interest as the offer might include a premium over the market price of the Company's capital stock at the time. In addition, these provisions may have the effect of assisting the Company's current management in retaining its position and place it in a better position to resist changes which some stockholders may want it to make if dissatisfied with the conduct of the Company's business. These provisions also present a risk of future dilution to existing shareholders.


LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS

      Section 78.751 of the Nevada General Corporation Law ("NGCL") allows the Company to indemnify any person who is or was made a party to, or is or was threatened to be made a party to, any pending, completed, or threatened action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise. The NGCL permits the Company to advance expenses to an indemnified party in connection with defending any such proceeding, upon receipt of an undertaking by the indemnified party to repay those amounts if it is later determined that the party is not entitled to indemnification.

      The foregoing provision may reduce the likelihood of derivative litigation against directors and officers and discourage or deter shareholders from suing directors or officers for breaches of their duties to the Company, even though such an action, if successful, might otherwise benefit the Company and its shareholders. In addition, to the extent that the Company expends funds to indemnify directors and officers, funds will be unavailable for operational purposes.


VOLATILITY OF THE COMPANY'S COMMON STOCK PRICES

      The market price of the Company's Commons Stock has experienced significant volatility, with per share bids ranging from a low of $.25 to a high of $16.63 over the period from the second quarter of 1995 to October 30, 1997. Various factors and events, including announcements by the Company or its competitors concerning patents, proprietary rights, technological innovations or new commercial products, as well as public concern about the safety of medical products and practice in general, may have a significant impact on the Company's business and the price of the Company's Common Stock.


EFFECT OF DEBENTURE CONVERSION

      Upon conversion of the $3,250,000 principal amount of Debentures currently outstanding, assuming the purchase and conversion of the $10,000,000 principal amount of Debentures by the Debentureholder (the "Selling Debentureholder"), and assuming the issuance of the 400,000 shares of Common Stock offered hereby, there will be not less than 22,650,406 shares of Common Stock outstanding, consisting of 20,219,755 shares currently outstanding, the 400,000 shares offered hereby and a minimum of 2,030,651 shares (and potentially substantially more depending upon the Market Price at the time of conversion) issuable upon conversion by the Debentures available for offer by the Selling Debentureholders, which shares will be tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), as long as the prospectus covering such sales remains current and effective. No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, whether offered by the Selling Debentureholder or others, will have on the market price of the shares of Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that these sales could occur, could adversely affect prevailing market prices for the Common Stock and could impair the ability of the Company to raise additional capital through the sale of its equity securities or through debt financing.


ILLIQUID MARKET RISKS RELATING TO LOW-PRICED STOCKS

      The Common Stock of the Company is currently traded on the system of the National Association of Securities Dealers, Inc., known as the OTC Electronic Bulletin Board under the symbol "HVSF." This market generally is not as liquid as the market for NASDAQ equity securities or exchange-listed securities, and discounts and transactional costs may be greater than in the more liquid markets. In addition, the trading price of the Common Stock has fallen below $5.00 per share at various times during the past years and is below such price currently and may continue to be in the future, at which price trading in the Common Stock is subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The additional burdens imposed upon broker-dealers by such requirements could, so long as the Common Stock is deemed to be a penny stock, discourage broker-dealers from effecting transactions in the stock, which could severely limit the market liquidity of the Common Stock and the ability of purchasers in this offering to sell the stock in the secondary market.


TRANSACTIONS WITH CONTROLLING PERSONS; POTENTIAL CONFLICTS OF INTEREST

      In consideration of the assignment of the intellectual property rights to patent, develop, manufacture and market the PaGE(1), the Company issued 2,856,000 shares of common stock to its parent company, BTI. The Company also issued a further 6,138,500 shares of common stock to BTI for BTI's assistance in raising working capital, prosecuting the patent application, management assistance, and for assignment of rights under four distribution agreements for the PaGE(1) product. BTI owned 28.03% of the Company's outstanding shares as of October 30, 1997. 18,000,000 of BTI's shares, or 45%, are owned by Jackie R. See, M.D., who is also the Company's founder, Head of Research and Development and a Director. Dr. See also has potential voting rights on another 2,000,000 BTI shares.

      During 1994, the Company paid $150,000 to related parties for work performed in completing a merger with Grant City Corporation ("GCC"), which was effected in 1993. Of this amount, $100,000 was paid to BTI and the remaining $50,000 was paid to individuals affiliated with BTI.

      The Company has entered into a royalty agreement with Dr. See, whereby it will pay Dr. See two percent (2%) of net revenues from the sale of PaGE(1) and any other products the Company produces under Patent Application No. 08/573408. These royalty payments shall continue for the life of the patent application and any patents that may issue therefrom.

      Dr. See owns 9,917,506 shares of the Company's common stock, including 5,667,500 shares owned by BTI, of which Dr. See is a controlling person, and 1,000,000 shares in trust for his wife. 350,000 of these shares were transferred for past services and 4,000,000 (including the 1,000,000 shares transferred to his wife in trust) were transferred in consideration of an amendment to his consulting agreement with the Company, on May 15, 1997.

      The foregoing arrangements and relationships may give rise to conflicts of interest with respect to future interpretation of the agreements between the Company, BTI and Dr. See. There can be no assurance that future transactions or arrangements between the Company and any affiliates will be advantageous to the Company, although the Company intends to enter into transactions with BTI or Dr. See only if they are at least as favorable to the Company as could be could be obtained from independent third parties.


OWNERSHIP BY MANAGEMENT AND EXISTING STOCKHOLDERS

      Directors and officers of the Company and its principal stockholder, Bio-Sphere Technology, Inc., beneficially own in the aggregate 12,414,500 shares of Common Stock, representing 62% of the outstanding shares of Common Stock of the Company, assuming that the 400,000 shares offered hereby are issued and that all of the outstanding and issuable Debentures are converted at a Market Price of $3.50 per share, which was the Market Price (as defined in the Debentures) on October 30, 1997. Accordingly, directors, officers and principal stockholders will have the ability to influence significantly the affairs of the Company and matters requiring a stockholder vote, including the election of the

Company's directors, the amendment of the Company's charter documents, the merger or dissolution of the Company and the sale of all or substantially all of the company's assets. The voting power of these holders may also discourage or prevent any proposed takeover of the Company pursuant to a tender offer.


PENDING LITIGATION

      The Company is a party to several legal proceedings during the past twelve months which could have a materially adverse effect upon the Company's financial condition or operation.


SHARES ELIGIBLE FOR FUTURE SALE

      As of October 30, 1997, the Company had outstanding 20,219,755 shares of Common Stock. All such shares are eligible for immediate sale in the public market without restriction, unless they are held by affiliates of the Company and are not covered by this Prospectus or the Prospectus included in the Company's Registration Statement on form SB-2 Amendment No. 4 (Registration No. 333-25647) filed with the Commission on August 14, 1997, relating to the possible conversion of all Debentures.

      No prediction can be made as to the effect, if any, that market sales of Common Stock, including the Conversion Shares, or the availability of such shares for sale will have on the market price prevailing from time-to-time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold to in the public market may adversely effect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.



                               SELLING STOCKHOLDER

      This Prospectus relates to offers and sales by the Selling Stockholder of shares of Common Stock acquired by them under the Agreement. The Selling Stockholder named below may offer its share from time-to-time only after the vesting conditions and transferability restrictions applicable to each award are satisfied in accordance with the terms of the Agreement.

      The following table sets forth certain information with respect to this Selling Stockholder, including (i) the name of the Selling Stockholder, (ii) the Selling Stockholder's position with the Company, (iii) the number of shares of Common Stock owned by the Selling Stockholder prior to the offering and (iv) the maximum number of shares of such Common Stock to be offered hereby. Because the Selling Stockholder may offer all, a portion or none of the Shares offered pursuant to this Prospectus, no estimate can be given as to the amount of Common Stock that will be held by the Selling Stockholder upon termination of the offering. See "Plan of Distribution."



SELLING STOCKHOLDER         POSITION WITH    SHARES OWNED    SHARES TO BE OFFERED      SHARE TO
                            THE COMPANY      PRIOR TO THE    FOR THE SELLING STOCK-    BE OWNED
                                             OFFERING        HOLDER'S ACCOUNT          FOLLOWING
                                                                                          THE
                                                                                       OFFERING(1)
I. W. Miller & Co., Inc.      Consultant        400,000             400,000               -0-

(1)   Assumes all shares offered hereby are sold.

                                 USE OF PROCEEDS


      The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.



                              PLAN OF DISTRIBUTION


      The Selling Securityholder's Shares may be offered and sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Selling Security holder's Shares may be sold by one or more of the following methods, without limitation: (i) a block trade in which a broker or dealer so engaged will attempt to sell the share as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its accounts pursuant to this Prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchases; and (iv) transactions between sellers and purchasers without a broker or dealer. In effecting sales, brokers or dealers engaged by the Selling Securityholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Securityholder in amounts to be negotiated. Such brokers and dealers and any other participating brokers and dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales.



                                  LEGAL MATTERS

The validity of the shares of Common Stock will be passed upon for the Company by Alexander H. Walker, Jr., Esq., Salt Lake City, Utah, who owns 1,245,000 shares of the Company's common stock and is an officer of the Company. Various legal matters will be passed upon for the Company by Gersen, Baker & Wood LLP, New York, New York, one of whose partners owns 200,000 shares of Bio-Sphere, the Company's controlling shareholder.


                                     EXPERTS


      The financial statements and schedules thereto incorporated by reference in this Prospectus or elsewhere in the Registration Statement have been audited by Dale McGhie, independent auditors, as indicated in their reports with respect thereto and incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                            HARVARD SCIENTIFIC CORP.


                         400,000 SHARES OF COMMON STOCK



      No broker, dealer, sales representative or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus. If given or made, such information or representation may not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities other than the Common Stock to which it relates, or an offer or solicitation to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in the affairs of the Company since the date hereof.




                                TABLE OF CONTENTS


Available Information . . . . . . . . . . . . . . . . . . . . . . . .    2
Incorporation of  Certain Documents by Reference . . . . . . . . . . .   2
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
Selling Stockholder . . . . . . . . . . . . . . . . . . . . . . . . .   13
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . .   14
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

                                     PART II

                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents, each of which has been previously filed by the Company with the Commission, are incorporated herein by reference: (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, as amended by Form 10-KSB/A filed on July 29, 1997 and Form 10-KSB40/A filed on August 12, 1997; (b) the Company's Quarterly Report on Form 10-QSB for the fiscal quarters ended March 31 filed on May 23, 1997 (as amended by Form 10-QSB/A filed on July 22, 1997 and Form 10-QSB/A filed on August 12, 1997 and Form 10-QSB/A filed on August 14, 1997) and June 30, 1997 filed on August 22, 1997; the Company's current Report on Form 8-K, filed on July 3, 1997 as amended by Form 8-K/a filed on July 28 and the Company's Current Report on Form 8-K filed on October 31, 1997; and (c) the description of the Company's
Common Stock contained in the Company's Registration Statement on Form SB-2, filed on April 21, 1997, as amended by SB-2 Amendment #1 filed on June 25, 1997, SB-2 Amendment #2 filed on July 18, 1997, SB-2 Amendment #3 filed on August 12, 1997, and SB-2 Amendment #4 filed on August 14, 1997 and effective on that date.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the termination of this offering of securities shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

      Any statement contained herein or in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4. DESCRIPTION OF SECURITIES


      Inapplicable


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL


      The validity of the Shares of Common Stock will be passed for the Company by Alexander H. Walker, Jr., Esq., Reno, Nevada, who owns 1,245,000 Shares of the Company's Common Stock and is an officer and director of the Company. Various legal matters will be passed upon for the Company by Gersen, Baker & Wood LLP, New York, New York, one of whose partners owns 200,000 shares of Bio-Sphere, the Company's controlling shareholder.



ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 78.751 of the Nevada General Corporation Law ("NGCL") allows the Company to indemnify any person who is or was made a party to, or is or was threatened to be made a party to, any pending, completed, or threatened action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise. The NGCL permits the Company to advance expenses to an indemnified party in connection with defending any such proceeding, upon receipt of an undertaking by the indemnified party to repay those amounts if it is later determined that the party is not entitled to indemnification.

      The foregoing provisions may reduce the likelihood of derivative litigation against directors and officers and discourage or deter shareholders from suing directors or officers for breaches of their duties to the Company, even though such an action, if successful, might otherwise benefit the Company and its shareholders. In addition, to the extent that the Company expends funds to indemnify directors and officers, funds will be unavailable for operational purposes.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

      This item is not applicable.




ITEM 8.  EXHIBITS



EXHIBIT NUMBER                DESCRIPTION OF DOCUMENT

      4.1         Certificate of Incorporation of the Company(1)
      4.2         By-Laws of the Company(1)
      4.3         Agreement dated September 18, 1997
      5           Opinion of Alexander H. Walker, Jr.
      23.1        Consent of counsel - Alexander H. Walker, Jr., Esq.
      23.2        Consent of counsel - Gersen, Baker & Wood LLP
      23.3        Consent of W. Dale McGhie, CPA
      24          Power of attorney(2)



ITEM 9.  UNDERTAKINGS

      The undersigned Registrant hereby undertakes:


      (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424-(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(1) Incorporated herein by reference to the Company's Registration Statement on Form 10-SB Exhibits a(3)(i) and b(3)(ii) filed on April 30, 1996.

(2)     Included as part of signature, pages II-4 and II-5.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                              Provided, however, that paragraphs (1)(I) and
                  (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by such registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the registration statement.


      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registration statement pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly
authorized, in Reno, State of Nevada on         , 1997.



                             HARVARD SCIENTIFIC CORP.



                             By: /Don A. Steffens/
                                 -----------------
                                 Name: Don A. Steffens
                                 Title: Chief Executive Officer, President,
                                        Director, Acting Chief Financial Officer
                                        & Treasurer



                                POWER OF ATTORNEY



      KNOWN ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Don A. Steffens, Jackie R. See, M.D. and Alexander H. Walker, Jr., and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            NAME                           TITLE                       DATE



/DON A. STEFFENS/                Chief Executive Officer,         /10-30/ , 1997
-----------------------------    President, Director, Acting
Don A. Steffens                  Chief  Financial Officer
                                 And Acting Treasurer



/Alexander H. Walker, Jr./       Director and Secretary            /11-3/ , 1997
-----------------------------
Alexander H. Walker, Jr.

            NAME                           TITLE                       DATE




/Jackie R. See, MD/              Director                         /10-30/ , 1997
-----------------------------
Jackie R. See, MD

                                INDEX TO EXHIBITS


EXHIBIT           DESCRIPTION

4.1         Certificate of Incorporation of the Company(1)
4.2         By-Laws of the Company(1)
4.3         Agreement dated September 18, 1997
5           Opinion of Alexander H. Walker, Jr., Esq.
23.1        Consent of Alexander H. Walker, Jr., Esq.
23.2        Consent of Gersen, Baker & Wood LLP
23.3        Consent of W. Dale McGhie, CPA
24          Power of Attorney

--------

(1) Incorporated herein by reference to the Company's Registration Statement on Form 10-SB Exhibits a(3)(i) and b(3)(ii) filed on April 30, 1996.